UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 15, 2010, Lakeland Industries, Inc. (the “Company”) issued a press release entitled “Lakeland Industries Closes $23.5 Million Bank Revolver with TD Bank, N.A.”

Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it has closed on a $23.5 Million Secured Revolving Line of Credit for a term of one year with TD Bank, N.A.  The new Revolving Line of Credit provides Lakeland favorable annual fees and interest rate, and greater flexibility than the previous Line of Credit. In addition, subject to certain constraints, the new Revolving Line of Credit allows for advances for “permitted acquisitions” of up to $8 million in the aggregate without bank approval if Lakeland remains in compliance with all provisions.  In connection with the new Line of Credit, Lakeland will move its primary banking arrangements to TD Bank. The amount of the loan balance being transferred is approximately $12.4 million.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2010, Lakeland Industries, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Gary Pokrassa, Chief Financial Officer of the Company. The term of the Agreement is two years from January 31, 2010 through January 31, 2012.

During the term of the Agreement, Mr. Pokrassa will receive an annual base salary of $225,000 minus the 8% voluntary reduction until such time as is lifted.  In May of each year commencing in 2010, he may be awarded a discretionary bonus based on an increase in earnings per share measured from an amount set by the Board of Directors at the beginning of each fiscal year (The “Bonus Base”). Said bonus shall be calculated as follows: for each penny increase in earnings from the Bonus Base up to a maximum of $0.20 in excess of the Bonus Base a bonus of $2000, and thereafter $1000 of restricted stock subject to two year time vesting with adjustments for stock splits or dividends or other such dilution in EPS during the fiscal year.

Mr. Pokrassa is also entitled to a $750 per month car allowance, participation in the Company’s pension plan, profit sharing plan, medical and disability plans, stock appreciation rights plan, stock option plans and/or ESOPs, or 401(k) plan, when any such plans become effective, 4 weeks of vacation, reimbursement of dues and expenses that are necessary and proper in the conduct of the Company’s business, and such other benefits as may be provided to the Company’s officers and employees.

The Company can terminate Mr. Pokrassa’s employment for “cause,” as defined below, in which case, within 30 days of such termination, he will be entitled to: (i) the portion of his base salary that is accrued, but unpaid, as of the date of termination; and (ii) any other benefits that accrued prior to the date of termination.  “Cause” is defined in the Agreement to include Mr. Pokrassa’s: (i) failure to substantially perform his duties, after a written demand for such performance is delivered to him, which identifies the manner in which he has not performed his duties; (ii) commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement; (iii) conviction for a felony or pleading nolo contendere to a felony; (iv) failure to follow a lawful directive of management; or (v) material breach of any provision of the Agreement.

If the Company terminates Mr. Pokrassa’s employment for any reason other than as described above, he will be entitled to: (i) 6 months’ base salary; and (ii) any bonus due to him on the date of termination.

The Agreement also contains customary non-competition and non-solicitation covenants that bind Mr. Pokrassa during the term of the Agreement and for one year thereafter.

The foregoing brief summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a) Not applicable.

(b) Not applicable.
(c) Exhibits. The following exhibit is being furnished herewith:
10.1	The Loan and Security Agreement between Lakeland Industries, Inc. and TD Bank, N.A. dated January 14, 2010.
10.2	The Revolving Credit Note between Lakeland Industries, Inc. and TD Bank, N.A. dated January 14, 2010.
10.3	Employment Agreement between Lakeland Industries, Inc. and Gary Pokrassa, dated January 31, 2010.
99.1	Press release issued by Lakeland Industries, Inc., dated January 15, 2010, titled “Lakeland Industries Closes $23.5 Million Bank Revolver with TD Bank, N.A.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date: January 15, 2010

/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO

EXHIBIT INDEX

Exhibit
Number	Description

10.1	The Loan and Security Agreement between Lakeland Industries, Inc. and TD Bank, N.A. dated January 14, 2010.

10.2	The Revolving Credit Note between Lakeland Industries, Inc. and TD Bank, N.A. dated January 14, 2010.

10.3	Employment Agreement between Lakeland Industries, Inc. and Gary Pokrassa, dated January 31, 2010.

99.1	Text of press release issued by Lakeland Industries, Inc., dated January 15, 2010, titled “Lakeland Industries Closes $23.5 Million Bank Revolver with TD Bank, N.A.”